PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. Responds to Oceanside Bank Consent Order

Jacksonville Beach, Florida, January 13, 2010 - Atlantic BancGroup, Inc., the parent company of Oceanside Bank (the “Bank”), with four locations in the Jacksonville Beaches and East Jacksonville, announced today that the Bank has agreed to the entry of a Consent Order at the request of the Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation (“OFR”).

           Barry Chandler, Bank Chief Executive Officer and President said “Let me assure our depositors and shareholders - the Consent Order DOES NOT MEAN stop doing business - we remain an FDIC insured bank and all FDIC insured deposits will continue to be covered. The Consent Order does not impose any penalties or fines on our Bank. There is no doubt that our Bank, like many in Florida, is facing challenges in this economy of unprecedented real estate devaluation and high unemployment.  The Consent Order represents an agreement between us and our regulators for us to take certain steps to improve the condition of the Bank, such as reducing our level of problem assets. We are in agreement with the FDIC and the OFR on our ultimate goals, which would result in the improved condition and performance of the Bank. We have been addressing, and will continue to address, these areas of concern. Our commitment to this goal is evidenced by our success in already addressing many of the cited areas.”

Chandler concluded by saying, “the Bank’s loan portfolio has been soundly underwritten. Many loans, however, have been adversely affected by the economy and depressed real estate values. The double digit unemployment rate in our market continues to have a negative effect on our customers and community. Despite the economic downturn, we will continue to work with our borrowers and customers. We are a community bank in every sense of the word - when our local economy hurts, we hurt,” Chandler concluded.”

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.